GROSVENOR REGISTERED MULTI-STRATEGY

FUND (TI 1), LLC

(A Delaware Limited Liability Company)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [                    ], 2013

900 North Michigan Avenue

Suite 1100

Chicago, IL 60611

(312) 506-6500

GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 1), LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Grosvenor Registered Multi-Strategy Fund (TI 1), LLC (the “Fund”) is dated as of [                    ], 2013 by and among the Board of Directors.

W I T N E S S E T H :

WHEREAS, the Fund has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to an initial Certificate of Formation (the “Certificate”) dated and filed with the Secretary of State of Delaware on October 26, 2009;

WHEREAS, the Board of Directors previously approved the amendment and restatement of the Fund’s Operating Agreement reflected in the Fund’s Amended and Restated Operating Agreement;

WHEREAS, the Board of Directors has approved this amendment and restatement of the Limited Liability Company Agreement by resolutions duly adopted at a meeting of the Board of Directors on June 18, 2013;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE 1—DEFINITIONS

For purposes of this Agreement:

1940 Act	The Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Administrator	The Person who provides administrative services to the Fund pursuant to an administrative services agreement.

Advisers Act	The Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Affiliate	An affiliated Person of a Person, as such term is defined in the 1940 Act.

Agreement	This Limited Liability Company Agreement, as amended from time to time.

Board of Directors	The Board of Directors established pursuant to Section 2.6.

Certificate	The Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of Delaware.

Closing Date	The effective date of the Fund’s election to be classified as a corporation for federal income tax purposes.

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 1 of 25
Limited Liability Company Agreement

Conversion	The conversion of the Fund from classification as a partnership to classification as a corporation for U.S. federal income tax purposes, electing to be treated as a regulated investment company under Subchapter M of the Code.

Delaware Act	The Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.

Director	An individual designated or elected as a director of the Fund pursuant to the provisions of Section 2.6 of this Agreement and who serves on the Board of Directors of the Fund.

Fiscal Period	Each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1) the last business day of a calendar month;

(2) the last day of a Fiscal Year;

(3) the last day of a Taxable Year;

(4) the day preceding any day as of which any Shares are purchased; and

(5) any day as of which the Fund repurchases any Share or fraction of a Share of any Member.

Fiscal Year	Each period commencing on April 1 of each year and ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Directors shall elect another fiscal year for the Fund.

Form N-2	The Fund’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

Fund	The limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Independent Directors	Those Directors who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

Investment Funds	Unregistered investment funds and registered investment companies.

Investment Managers	Investment advisers who enter into advisory agreements to manage a designated portfolio of investments for the Fund or who manage Investment Funds in which the Fund has invested.

Management Agreement	A separate written agreement entered into by the Fund pursuant to which the Management Services Provider provides Management Services to the Fund.

Management Services	Such administrative and other services as the Management Services Provider is required to provide to the Fund pursuant to the Management Agreement.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 2 of 25
Limited Liability Company Agreement

Management Services Provider	The Person who at any particular time provides non-investment advisory related management services and certain administrative services to the Fund pursuant to a Management Agreement.

Member	Any Person who holds Shares of the Fund.

Net Assets	The total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Shares. With respect to any class of Shares, the total value of the portion of all assets of the Fund attributable to such class, less an amount equal to the portion of all accrued debts, liabilities and obligations of the Fund attributable to such class, calculated before giving effect to any repurchases of Shares of such class, in accordance with any multi-class share plan adopted pursuant to Rule 18f-3 under the 1940 Act as in effect from time to time. The Net Assets of the Fund will be computed as of the close of business on the last calendar day of each Fiscal Period. In computing Net Assets, the Fund will value its assets in accordance with Section 7.3. Expenses of the Fund and its liabilities (including the amount of any borrowings) are taken into account for purposes of computing Net Assets.

Net Asset Value	With respect to any Share, Net Assets of the applicable class of Shares divided by the number of Shares of such class outstanding at the applicable date.

Officer	An individual designated as an officer of the Fund pursuant to the provisions of Section 3.3 of the Agreement and who serves as an officer of the Fund.

Person	A corporation, limited liability company, association, joint venture, partnership, trust, any other entity or individual.

Prior Operating Agreement	The Fund’s Amended and Restated Operating Agreement.

Securities	Securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon, as well as shares of or interests in Investment Funds, including but not limited to another Investment Fund that has the same investment objective and substantially the same investment policies as the Fund.

Shares	The Shares of undivided limited liability company interest, each representing an ownership interest in the Fund, including the rights and obligations of a Member under this Agreement and the Delaware Act and further including fractions of Shares. Shares include those Shares issued as a result of the redenomination of the “Interests” previously issued by the Company under the Prior Operating Agreement, such redenomination having been effected in connection with the Conversion. Shares of any class shall be issued at the Net Asset Value for such class as of the date of issuance.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 3 of 25
Limited Liability Company Agreement

Subadviser	Any Person or Persons who from time to time shall have contracted with the Management Services Provider to provide investment advisory or investment management services to the Fund pursuant to an investment subadvisory agreement.

Taxable Year	The period commencing on the Closing Date and ending on the next succeeding October 31, and thereafter each period commencing on November 1 of each year and ending on the immediately following October 31 (or on the date of the final distribution pursuant to Section 6.2 hereof), unless and until the Board of Directors shall elect another taxable year for the Fund.

Transfer	The assignment, transfer, sale, encumbrance, pledge or other disposition of any one or more Shares.

ARTICLE 2—ORGANIZATION; ADMISSION OF MEMBERS

SECTION 2.1 Formation of the Limited Liability Company

The Fund has been formed as a limited liability company by the filing of the Certificate. The Board of Directors shall cause the execution and filing in accordance with the Delaware Act of any amendment to the Certificate and shall cause the execution and filing with applicable governmental authorities of any other instruments, documents and certificates that, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or as such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

SECTION 2.2 Name

The name of the Fund shall be “Grosvenor Registered Multi-Strategy Fund (TI 1), LLC” or such other name as the Board of Directors may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Member.

SECTION 2.3 Principal and Registered Office

The Fund shall have its principal office at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611, or at such other place designated from time to time by the Board of Directors.

The Fund shall have its registered office in Delaware at 615 South DuPont Highway, Dover, Delaware 19901, and shall have National Corporate Research, Ltd. as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board of Directors.

SECTION 2.4 Duration

The term of the Fund commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

SECTION 2.5 Objective and Business of the Fund

(a)	The objective and business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise. The Fund may execute, deliver and perform all contracts, agreements, investor application documents and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Directors be necessary or advisable to carry out its objective or business. Subject to approval by the Board of Directors, the Fund may pursue its investment objective by investing substantially all of its assets in another Investment Fund that has the same investment objective and substantially the same investment policies as the Fund.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 4 of 25
Limited Liability Company Agreement

(b)	The Fund shall operate as a closed-end, diversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions as may be adopted by the Board of Directors and the Members, to the extent required by the 1940 Act. The Fund may register its Shares under the Securities Act of 1933, as amended, but need not so register Shares.

(c)	In furtherance of the Fund’s business, the Board of Directors shall have the authority to take the following actions, and to delegate such portion or all of such authority to such officers of the Fund as the Board of Directors may elect:

(1)	To engage in the Conversion.

(2)	To acquire or buy, and invest the Fund’s property in, own, hold for investment or otherwise, and to sell or otherwise dispose of, all types and kinds of securities and investments of any kind including, but not limited to, interests, shares or units of Investment Funds, stocks, profit-sharing interests or participations and all other contracts for or evidences of equity interests, bonds, debentures, warrants and rights to purchase securities, and interests in loans, certificates of beneficial interest, bills, notes and all other contracts for or evidences of indebtedness, money market instruments including bank certificates of deposit, finance paper, commercial paper, bankers’ acceptances and other obligations, and all other negotiable and non-negotiable securities and instruments, however named or described, issued by corporations, trusts, associations or any other Persons, domestic or foreign, or issued or guaranteed by the United States of America or any agency or instrumentality thereof, by the government of any foreign country, by any State, territory or possession of the United States, by any political subdivision or agency or instrumentality of any state or foreign country, or by any other government or other governmental or quasi-governmental agency or instrumentality, domestic or foreign; to acquire and dispose of interests in domestic or foreign loans made by banks and other financial institutions; to deposit any assets of the Fund in any bank, trust company or banking institution or retain any such assets in domestic or foreign cash or currency; to purchase and sell gold and silver bullion, precious or strategic metals, and coins and currency of all countries; to engage in “when issued” and delayed delivery transactions; to enter into repurchase agreements, reverse repurchase agreements and firm commitment agreements; to employ all types and kinds of hedging techniques and investment management strategies; and to change the investments of the Fund.

(3)	To acquire (by purchase, subscription or otherwise), to hold, to trade in and deal in, to acquire any rights or options to purchase or sell, to sell or otherwise dispose of, to lend and to pledge any of the Fund’s property or any of the foregoing securities, instruments or investments; to purchase and sell options on securities, currency, precious metals and other commodities, indices, futures contracts and other financial instruments and assets and enter into closing and other transactions in connection therewith; to enter into all types of commodities contracts, including, without limitation, the purchase and sale of futures contracts on securities, currency, precious metals and other commodities, indices and other financial instruments and assets; to enter into forward foreign currency exchange contracts and other foreign exchange and currency transactions of all types and kinds; to enter into interest rate, currency and other swap transactions; and to engage in all types and kinds of hedging and risk management transactions.

(4)	To exercise all rights, powers and privileges of ownership or interest in all securities and other assets included in the Fund property, including, without limitation, the right to vote thereon and otherwise act with respect thereto; and to do all acts and things for the preservation, protection, improvement and enhancement in value of all such securities and assets.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 5 of 25
Limited Liability Company Agreement

(5)	To acquire (by purchase, lease or otherwise) and to hold, use, maintain, lease, develop and dispose of (by sale or otherwise) any type or kind of property, real or personal, including domestic or foreign currency, and any right or interest therein.

(6)	To borrow money and in this connection issue notes, commercial paper or other evidence of indebtedness; to secure borrowings by mortgaging, pledging or otherwise subjecting as security all or any part of the Fund property; to endorse, guarantee, or undertake the performance of any obligation or engagement of any other Person; to lend all or any part of the Fund’s property to other Persons; and to issue general unsecured or other obligations of the Fund, and enter into indentures or agreements relating thereto.

(7)	To aid, support or assist by further investment or other action any Person, any obligation of or interest which is included in the Fund’s property or in the affairs of which the Fund has any direct or indirect interest; to do all acts and things designed to protect, preserve, improve or enhance the value of such obligation or interest; and to guarantee or become surety on any or all of the contracts, securities and other obligations of any such Person.

(8)	To join other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Board of Directors shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Board of Directors shall deem proper.

(9)	To carry on any other business in connection with or incidental to any of the foregoing powers referred to in this Agreement, to do everything necessary, appropriate or desirable for the accomplishment of any purpose or the attainment of any object or the furtherance of any power referred to in this Agreement, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or arising out of or connected with such business or purposes, objects or powers.

SECTION 2.6 Board of Directors

(a)	The Board of Directors may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.4 hereof with respect to the election of Directors to the Board of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund. The number of Directors shall be fixed from time to time by the Board of Directors.

(b)	Each Director shall serve on the Board of Directors for the duration of the term of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.1 hereof. In the event of any vacancy in the position of Director, the remaining Directors may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Directors then serving would have been elected by the Members. The Board of Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving on the Board of Directors.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 6 of 25
Limited Liability Company Agreement

(c)	In the event that no Director remains to continue the business of the Fund, the Management Services Provider shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors to the Board of Directors. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

SECTION 2.7 Members

The Fund may offer Shares for purchase by investors (including through exchange) in such manner and at such times as may be determined by the Board of Directors. Each purchase of Shares is subject to the receipt by the Fund or its custodian of cleared funds on or before the acceptance date for such purchase in the full amount of such purchase or such other consideration as the Board of Directors may consider appropriate or on such other terms as may be set forth in the Fund’s registration statement on Form N-2. Subject to the foregoing, Persons may purchase Shares subject to the condition that each such Person shall execute and deliver an appropriate signature page of the Fund’s investor application, certification or other document specified by the Board of Directors. The Board of Directors may in its sole and absolute discretion reject any Share purchase orders. The Board of Directors may in its sole and absolute discretion suspend the offering of Shares at any time. The admission of any Person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and purchase price paid by such Member for such Member’s Shares.

SECTION 2.8 [Reserved]

SECTION 2.9 Both Directors and Members

A Member may at the same time be a Director and a Member, in which event such Member’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof or as provided in the Delaware Act.

SECTION 2.10 Limited Liability

Except as provided under the Delaware Act or the 1940 Act, a Member shall not be liable for the Fund’s debts, obligations and liabilities in any amount in excess of the Net Asset Value from time to time of such Member’s Shares. Except as provided under the Delaware Act or the 1940 Act, a Director and any Officer or agent shall not be liable for the Fund’s debts, obligations or liabilities, and any such Director, Officer or agent shall be deemed to be a manager within the meaning of Section 18-101(10) and 18-303(a) of the Delaware Act.

ARTICLE 3—MANAGEMENT

SECTION 3.1 Management and Control

(a)

Management and control of the business of the Fund shall be vested in the Board of Directors, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and their duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board of Directors. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation organized under the Delaware General Corporation Law, (ii) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 7 of 25
Limited Liability Company Agreement

under the 1940 Act that is organized as a Delaware corporation, and (iii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined by the 1940 Act. During any period in which the Fund shall have no Directors, the Management Services Provider shall continue to serve as the Management Services Provider to the Fund and to provide the Management Services to the Fund.

(b)	Members, in their capacity as Members, shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(c)	The Board of Directors may create one or more committees consisting of one or more Directors, and it may delegate to any other Person any rights, power and authority vested by this Agreement in the Board of Directors to the extent permissible under applicable law, and may appoint persons to serve as officers of the Fund, with such titles and authority as may be determined by the Board of Directors consistent with applicable law and this Agreement.

(d)	The Board of Directors shall have full power and authority to adopt By-Laws providing for the conduct of the business of the Fund and containing such other provisions as they deem necessary, appropriate or desirable, subject to the voting powers of one or more classes created pursuant to this Section 3.1, to amend and repeal such By-Laws; provided, however, that, to the extent the By-Laws are inconsistent with the terms or provisions of this Agreement, the terms and provisions of this Agreement shall control. Unless the By-Laws specifically require that Members authorize or approve the amendment or repeal of a particular provision of the By-Laws or otherwise required by the 1940 Act, any provision of the By-Laws may be amended or repealed by the Board of Directors without Member authorization or approval.

(e)	The Board of Directors shall have the full power and authority, without Member approval, subject to applicable law, to authorize one or more classes of Shares; Shares of each such class having such preferences, voting powers and special or relative rights or privileges (including conversion rights, if any) as the Board of Directors may determine and as shall be set forth in a resolution adopted in accordance with this Agreement and, if applicable, the By-Laws. The Board of Directors may, without Member approval, amend this Agreement to provide for the terms of such class or classes or provide for the terms of such class or classes in a written plan adopted by the Board of Directors pursuant to Rule 18f-3 under the 1940 Act.

SECTION 3.2 Actions by the Board of Directors

(a)	Except as otherwise required by the 1940 Act and unless provided otherwise in this Agreement, the Board of Directors shall act only: (i) by the affirmative vote of a majority of the Directors (including the vote of a majority of the Independent Directors if required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, by telephone or other electronic means by which all persons entitled to vote at the meeting my hear one another) or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act.

(b)	The Board of Directors may designate from time to time a Principal Director who shall preside at all meetings. Meetings of the Board of Directors may be called by the Principal Director or by any two Directors, and may be held on such date and at such time and place as the Board of Directors shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Except as otherwise required by the 1940 Act, notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone or other electronic means except where in person attendance at a meeting is required by the 1940 Act. A majority of the Directors shall constitute a quorum at any meeting.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 8 of 25
Limited Liability Company Agreement

SECTION 3.3 Officers

(a)	The Board of Directors may elect one or more Officers. The Board of Directors may also delegate to an Officer the authority to appoint, remove or fix the duties, compensation or terms of office of, one or more other Officers as the Board of Directors shall at any time and from time to time deem to be advisable. A person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the Fund any instrument required by law to be executed, acknowledged and verified by more than one Officer. No Officer need also be a Director.

(b)	Each Officer shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any Officer shall have been fixed by the Board of Directors, or by an Officer acting under authority delegated by the Board of Directors, such Officer shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed him. Any Officer may resign at any time by written notice to the Fund. Any Officer may be removed at any time by the Board of Directors or by an Officer acting under authority delegated by the Board of Directors if in its or his judgment the best interest of the Fund would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contract rights between the Fund and such Officer.

(c)	If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by the Officer acting under authority delegated by the Board of Directors. Each Officer elected or appointed to fill a vacancy shall hold office for the balance of the term for which his predecessor was elected or appointed.

(d)	All Officers as between themselves and the Fund shall have such powers, perform such duties and be subject to such restrictions, if any, in the management of the Fund as may be provided in this Agreement or, to the extent not so provided, as may be prescribed by the Board of Directors or by the Officer acting under authority delegated by the Board of Directors.

SECTION 3.4 Meetings of Members

(a)	Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board of Directors or by Members holding 25% or more of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board of Directors shall determine. The Board of Directors shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of Members present at such meeting in person or by proxy holding a majority of the total number of votes eligible to be cast by such Members, without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting. In the event the Fund invests in another registered investment company pursuant to Section 12(d)(1)(F) of the 1940 Act, and such other registered investment company holds a meeting (other than to vote on the termination of such registered investment company’s business, which may be determined by the Board of Directors), the Fund shall either seek instructions from its Members with regard to the voting of all proxies with respect to such Security and to vote such proxies only in accordance with such instructions, or to vote the shares held by it in the same proportion as the vote of all other holders of such Security.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 9 of 25
Limited Liability Company Agreement

(b)	Each Member shall be entitled to cast at any meeting of Members a number of votes equal to the number of such Member’s Shares as of the record date for such meeting. The Board of Directors shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members as the record date for determining eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast at the meeting, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c)	A Member may vote at any meeting of Members by a proxy, provided that such proxy is authorized to act by (i) a written instrument properly executed by the Member and filed with the Fund before or at the time of the meeting or (ii) such electronic, telephonic, computerized or other alternative means as may be approved by a resolution adopted by the Board of Directors. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percent Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shares entitled to vote thereon were present and voted. The Board of Directors may establish a record date for such vote not less than 2 days nor more than 90 days prior to the date such request for consent is first mailed as the record date for determining eligibility to consent and the number of votes that each Member will be entitled to give its consent with respect to, and shall maintain for each record date a list setting forth the name of each Member and the number of votes to which each Member will be entitled.

SECTION 3.5 Custody of Assets of the Fund

The physical possession of all funds, Securities or other properties of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.

SECTION 3.6 Other Activities of Members, Officers and Directors

(a)	The Directors and Officers shall not be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

(b)	Any Member, Officer or Director, and any Affiliate of any Member, Officer or Director, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member, Officer or Director shall have any rights in or to such activities of any other Member, Officer or Director, or any profits derived therefrom.

SECTION 3.7 Duty of Care

(a)	A Director or Officer shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of his or her services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Director or Officer constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Director’s or Officer’s office.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 10 of 25
Limited Liability Company Agreement

(b)	Members not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for Shares shall be liable to the Fund, any Member or third parties only as provided under the Delaware Act.

SECTION 3.8 Indemnification

(a)	To the fullest extent permitted by law, the Fund shall, subject to Section 3.8(b) hereof, indemnify each Director and Officer (including for this purpose his or her respective executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director or Officer of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.8 shall not be construed so as to provide for indemnification of a Director or Officer for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.8 to the fullest extent permitted by law.

(b)	Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.8(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill such undertaking, or (iii) a majority of the Directors (excluding any Director who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)

As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.8(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 11 of 25
Limited Liability Company Agreement

faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, or (ii) the Board of Directors secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Fund or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d)	Any indemnification or advancement of expenses made pursuant to this Section 3.8 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. In (i) any suit brought by a Director (or other Person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.8 it shall be a defense that, and (ii) any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.8 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Director or other Person claiming a right to indemnification under this Section 3.8 has not met the applicable standard of conduct set forth in this Section 3.8. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.8, the burden of proving that the Director or other Person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.8 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)	An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.8 or to which such indemnitee may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)	The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Director or other Person.

SECTION 3.9 Fees, Expenses and Reimbursement

(a)	So long as the Management Services Provider provides Management Services to the Fund, it shall be entitled to receive fees for such services as may be agreed to by the Management Services Provider and the Fund pursuant to the Management Agreement.

(b)	The Board of Directors may cause the Fund to compensate each Director who is not an officer or employee of the Management Services Provider (or of any Affiliate of the Management Services Provider) for his or her services as such. In addition, the Directors shall be reimbursed by the Fund for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c)	The Fund shall bear all of its own operating expenses other than those specifically required to be borne by the Management Services Provider or another party pursuant to the Management Agreement or another agreement with the Fund. The Management Services Provider shall be entitled to reimbursement from the Fund for any expenses that it pays on behalf of the Fund.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 12 of 25
Limited Liability Company Agreement

(d)	Subject to procuring any required regulatory approvals, from time to time the Fund may, alone or in conjunction with other accounts for which the Management Services Provider, or any Affiliate of the Management Services Provider, acts as general partner or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Directors shall determine.

ARTICLE 4—TERMINATION OF STATUS OF DIRECTORS, TRANSFERS AND REPURCHASES

SECTION 4.1 Termination of Status of a Director

The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon prior written notice to the other Directors); (iv) shall be removed; (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Director; or (viii) shall otherwise cease to be a Director of the Fund under the Delaware Act.

SECTION 4.2 Removal of the Directors

Any Director may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

SECTION 4.3 Transfer of Shares of Members

(a)	Shares of a Member may be transferred only by operation of law pursuant to the death, divorce, bankruptcy, insolvency or dissolution of such Member or with the written consent of the Board of Directors (which may be withheld in its sole discretion). The Board of Directors may consent to other pledges, Transfers, or assignments under such other circumstances and conditions as it, in its sole and absolute discretion, deems appropriate. In no event, however, will any Transferee or assignee be admitted as a Member without the consent of the Board of Directors, which may be withheld in its sole and absolute discretion. Any pledge, Transfer, or assignment not made in accordance with this Section 4.3 shall be void.

(b)	The Board of Directors may not consent to a Transfer of Shares of a Member unless: (i) the Person to whom such Shares are transferred is a Person whom the Fund believes is an Eligible Investor, as such term is defined in the Fund’s Prospectus and investor application; and (ii) all of the Shares of the Member are transferred to a single transferee or, after the Transfer of a portion of a Member’s Shares, the aggregate Net Asset Value of the Shares of each of the transferee and transferor is not less than $50,000 unless otherwise directed by the Board of Directors. Any transferee that acquires Shares by operation of law as the result of the death, divorce, bankruptcy, insolvency or dissolution of a Member or otherwise, and any transferee receiving the Board of Director’s consent, shall be entitled to the distributions allocable to the Shares so acquired, to Transfer such Shares in accordance with the terms of this Agreement and to tender the Shares for repurchase by the Fund. Each Member effecting a Transfer and its transferee agree to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with such Transfer.

(c)	Each Member shall indemnify and hold harmless the Fund, the Directors, the Management Services Provider, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such Persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.3 and (ii) any misrepresentation by such Member in connection with any such Transfer.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 13 of 25
Limited Liability Company Agreement

SECTION 4.4 Repurchase of Shares

(a)	Except as otherwise provided in this Agreement, no Member or other Person holding Shares shall have the right to withdraw or tender to the Fund for repurchase of those Shares. The Board of Directors from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine, may cause the Fund to repurchase Shares pursuant to written tenders. In determining whether to cause the Fund to repurchase Shares pursuant to written tenders, the Board of Directors shall consider the recommendation of the Management Services Provider, and shall also consider the following factors, among others:

(i)	whether any Members have requested to tender Shares to the Fund;

(ii)	the liquidity of the Fund’s assets;

(iii)	the investment plans and working capital requirements of the Fund;

(iv)	the relative economies of scale with respect to the size of the Fund;

(v)	the history of the Fund in repurchasing Shares thereof; and

(vi)	the economic condition of the securities markets.

The Board of Directors shall cause the Fund to repurchase Shares pursuant to written tenders only on terms fair to the Fund and to all Members or one or more classes of Members (including Persons holding Shares acquired from Members), as applicable, and otherwise in a manner consistent with Sections 18-607 and 18-804 of the Delaware Act, to the extent applicable.

(b)	A Member who tenders for repurchase only a portion of such Member’s Shares shall be required to continue to own Shares having a Net Asset Value not less than $50,000, or such lesser amount as may be established by the Board of Directors.

(c)	The Management Services Provider may tender its Shares as a Member under Section 4.4(a) hereof.

(d)	The Board of Directors may cause the Fund to repurchase Shares of a Member or any Person acquiring Shares from or through a Member in the event that the Board of Directors determines or has reason to believe that:

(i)	such Shares have been transferred in violation of Section 4.3 hereof, or such Shares have vested in any Person by operation of law as the result of the death, divorce, dissolution, bankruptcy or adjudication of incompetence of a Member;

(ii)	ownership of such Shares by a Member or other Person will cause the Fund to be in violation of, or require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities laws of the United States or any other relevant jurisdiction;

(iii)	continued ownership of such Shares may be harmful or injurious to the business or reputation of the Fund, the Directors, the Management Services Provider or the Subadviser, or may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;

(iv)	any of the representations and warranties made by a Member in connection with the acquisition of Shares was not true when made or has ceased to be true;

(v)	it would be in the best interests of the Fund, as determined by the Board of Directors in its absolute discretion, for the Fund to repurchase such Shares; or

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 14 of 25
Limited Liability Company Agreement

(vi)	the Net Asset Value of a Member’s Shares is less than an amount that the Board of Directors determines to be a minimum investment in the Fund, or more than an amount that the Board determines to be a maximum investment in the Fund; or

(vii)	such repurchase is necessary to correct an administrative error made by the Fund or its agent in connection with the sale or purchase of Shares.

(e)	Repurchases of Shares by the Fund shall be payable in such time and such manner as the Board of Directors in its discretion shall determine. Payment of the purchase price for Shares may consist of: (i) cash or a promissory note, which need not bear interest, in an amount equal to such percentage, as may be determined by the Board of Directors, of the estimated unaudited Net Asset Value of the Shares repurchased by the Fund determined as of the valuation date for such repurchase (the “Initial Payment”); and, if determined to be appropriate by the Board of Directors or if the Initial Payment is less than 100% of the estimated unaudited Net Asset Value of the repurchased Shares, (ii) a contingent payment in cash or a promissory note, which need not bear interest, equal to the excess, if any, of (x) the Net Asset Value of the Shares repurchased by the Fund as of the valuation date for such repurchase, as subsequently determined (which determination may but need not be based on the audited financial statements of the Fund for the Fiscal Year in which such repurchase was effective), over (y) the Initial Payment. Notwithstanding anything to the contrary, the Fund, in the discretion of the Board of Directors, may pay all or any portion of the repurchase price in Securities (or any combination of Securities and cash) of equivalent value. All such repurchases shall be subject to any and all conditions as the Board of Directors may impose and shall be effective as of a date set by the Board of Directors. The amount due to any Member whose Shares are repurchased shall be equal to the Net Asset Value of such Shares as applicable as of the valuation date for such repurchase.

(f)	In the event that the Fund does not at least once during any 24-month period repurchase any of the Shares tendered in accordance with the procedures described above, the Board of Directors will call a meeting of members for the purpose of determining whether the Fund should be dissolved, as contemplated by Section 6.1(3) hereof.

ARTICLE 5—SHARES

SECTION 5.1 Shares

(a)	The interest of the Members hereunder shall be divided into an unlimited number of Shares. Minimum initial and additional investment amounts may be established by the Board, in its sole and absolute discretion. Members may make additional investments in the Fund effective as of such times as the Board, in its sole and absolute discretion, may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional investments in the Fund. Initial and any additional investments in the Fund shall be payable in cash payable in readily available funds at the date of the proposed acceptance of the investment, or in-kind or in such manner and at such times as may be determined by the Board.

(b)	All Shares issued in accordance with the terms hereof, including, without limitation, Shares issued in connection with a dividend in Shares or a split of Shares, shall be fully paid and nonassessable when the consideration determined by the Board of Directors (if any) therefor shall have been received by the Fund.

(c)	The ownership of Shares shall be recorded on the books of the Fund or a transfer or similar agent. No certificates certifying the ownership of Shares shall be issued except as the Board of Directors may otherwise determine from time to time. The Board of Directors may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Fund as kept by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Members and as to the number of Shares held from time to time by each Member. The Board of Directors may at any time discontinue the issuance of Share certificates and may, by written notice to each Member, require the surrender of Share certificates to the Fund for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Fund.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 15 of 25
Limited Liability Company Agreement

(d)	All consideration received by the Company for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Company generally and not to the account of any particular Member or holder of Shares, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Company. The treatment of these items under this Section 5.1(d) shall replace and be in lieu of the treatment of the same under the relevant provisions of Article 5 of the Prior Operating Agreement, replacement treatment to be effective as of the effective date of this Agreement and at all times thereafter.

(e)	The liabilities, expenses, costs, charges and reserves attributable to the Company shall be charged and allocated to the assets belonging to the Company generally and not to the account of any particular Member or holder of Shares and shall be so recorded upon the books of account of the Company. The treatment of these items under this Section 5.1(e) shall replace and be in lieu of the treatment of the same under the relevant provisions of Article 5 of the Prior Operating Agreement, such replacement treatment to be effective as of the effective date of this Agreement and at all times thereafter.

(f)	Dividends and distributions on Shares may be paid to the Members or holders of Shares in accordance with Section 7.4. Notwithstanding any provision to the contrary contained in this Agreement, the Board of Directors shall not be required to make a distribution to the Members on account of their Shares in the Company if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law.

(g)	Shares shall be transferable only in accordance with Section 4.3 hereof.

(h)	Except as provided herein, each Share of a class of Shares shall represent an equal proportionate interest in the assets of the Company (subject to the liabilities of the Company) with respect to such class, and each Share of a class shall be equal with respect to Net Asset Value per Share as against each other Share of such class. The rights attaching to all Shares of a class shall be identical as to right of repurchase by the Company, dividends and other distributions (whether or not on liquidation), and voting rights (the vote attaching to each Share or fraction thereof being equal to the dollar value of the same as of the record date for any such vote, if such record date is the last day of a Fiscal Period, or if such record date is not the last day of a Fiscal Period, the last day of a Fiscal Period most recently preceding such record date). The Board of Directors may from time to time divide or combine the Shares into a greater or lesser number of Shares provided that such division or combination does not change the proportionate beneficial interest in the assets of the Company of any Member or other holder of Shares or in any way affect the rights of Shares.

SECTION 5.2 Rights of Members

(a)	The Shares shall be personal property giving only the rights in this Agreement specifically set forth or as otherwise required by the Delaware Act. The ownership of Fund assets of every description and the right to conduct any business herein before described are vested exclusively in the Board of Directors, and the Members shall have no interest therein other than the interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Fund nor can they be called upon to share or assume any losses of the Fund. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified by the Board of Directors when creating the Shares, as in preferred shares).

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 16 of 25
Limited Liability Company Agreement

(b)	No Member shall be entitled to interest on any investment in the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such member’s Shares pursuant to section 4.4 hereof, or (ii) upon the liquidation of the Fund’s assets pursuant to Section 6.2 hereof. No Member shall be liable for the return of any such amounts.

SECTION 5.3 Issuance of Shares

The Board of Directors, in their discretion, may from time to time without authorization or vote of the Members issue Shares and additional classes of Shares established pursuant to Section 3.1(e), in addition to the then issued and outstanding Shares and Shares held in the treasury, to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Board of Directors may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. The Board of Directors may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares. Issuances and repurchases of Shares may be made in whole Shares and/or fractions of a Share or multiples thereof as the Board of Directors may determine.

SECTION 5.4 Register of Shares

A register shall be kept at the offices of the Fund or any transfer agent duly appointed by the Board of Directors under the direction of the Board of Directors which shall contain the names and addresses of the Members and the number of Shares held by them respectively and a record of all transfers thereof. Separate registers shall be established and maintained for each class of Shares. Each such register shall be conclusive as to who are the holders of the Shares of the applicable class of Shares and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Members. No Member shall be entitled to receive payment of any dividend or distribution, nor to have notice given to such Member as herein provided, until such Member has given its address to a transfer agent or such other officer or agent of the Board of Directors as shall keep the register for entry thereon. The Board of Directors, in their discretion, may authorize the issuance of share certificates and promulgate appropriate fees therefor and rules and regulations as to their use.

SECTION 5.5 Withholding

(a)	The Board of Directors may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law.

(b)	The Board of Directors shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board of Directors with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

SECTION 5.6 Reserves

(a)	All provisions under Section 5.8 of the Prior Operating Agreement (also under the heading “Reserves”) shall be understood as terminated as of the date of the Conversion, with no further rights on the part of any Member to specific credits with respect to reductions in previously established reserves for the liabilities of the Company and no further rights on the part of the Company to collections from Members with respect to increases in previously established reserves for Company liabilities.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 17 of 25
Limited Liability Company Agreement

(b)	Also as of the date of the Conversion all matters relating to Company reserves of the nature contemplated by the preceding clause (a) shall be governed by Sections 5.1(e), 6.2 and 7.4(c) hereof.

ARTICLE 6—DISSOLUTION AND LIQUIDATION

SECTION 6.1 Dissolution

The Fund shall be dissolved:

(a)	upon the affirmative vote to dissolve the Fund by the Board of Directors;

(b)	upon the failure of Members to elect a successor Director at a meeting called by the Management Services Provider in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund;

(c)	upon the affirmative vote of a “majority of the outstanding voting securities” of the Fund, as such term is defined in the 1940 Act, at a meeting of Members called by the Board of Directors for the purpose of determining whether the Fund should be dissolved in the event that the Fund does not at least once during any 24-month period repurchase any of the Interests tendered in accordance with the procedures determined by the Board of Directors from time to time;

(d)	at any time there are no Members in accordance with and subject to Section 18-801(a)(4) of the Delaware Act;

(e)	the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act; or

(f)	as required by operation of law.

Dissolution of the Fund shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board of Directors and Members may elect to continue the business of the Fund as provided above, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

SECTION 6.2 Liquidation of Assets

(a)	Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board of Directors shall promptly appoint as the liquidator the Management Services Provider or such other person as Board of Directors may determine, and the Management Services Provider or such other person shall liquidate the business and wind up the affairs of the Fund, except that if the Board of Directors does not appoint a liquidator, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Fund. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board of Directors, the Management Services Provider or the liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

(i)	the debts of the Fund, other than debts, liabilities or obligations to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid in accordance with priority and on a pro rata basis in accordance with their respective amounts;

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 18 of 25
Limited Liability Company Agreement

(ii)	such debts, liabilities or obligations as are owing to the Members shall next be paid in their order of seniority and on a pro rata basis; and

(iii)	the Members shall next be paid on a pro rata basis in accordance with the Net Asset Value of their Shares on the date of the distributions under this Section 6.2(a)(iii).

(b)	Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Fund, the Board of Directors or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above. Members may be compelled to accept in-kind distributions without regard to the provisions of Section 18-605 of the Delaware Act.

ARTICLE 7—ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

SECTION 7.1 Accounting and Reports

(a)	The Fund shall adopt for tax accounting purposes any accounting method that the Board of Directors shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b)	After the end of each Taxable Year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member’s Shares as is necessary for Members to complete Federal, state and local income tax or information returns and any other tax information required by Federal, state or local law.

(c)	Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

SECTION 7.2 Determinations by the Board of Directors

All matters concerning the determination of accounting procedures shall be determined by the Board of Directors unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations shall be final and binding on all the Members.

SECTION 7.3 Valuation of Assets

(a)	Except as may be required by the 1940 Act, the Board of Directors shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board of Directors and which conform to the requirements of the 1940 Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 19 of 25
Limited Liability Company Agreement

(b)	The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

SECTION 7.4 Distributions To Members

(a)	Dividends and distributions on Shares may be paid to the Members, with such frequency as the Board of Directors may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Company. All dividends and distributions on Shares of a class shall be distributed pro rata to the Members or other holders of Shares of such class in proportion to the number of Shares of such class held by such persons at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Board of Directors may determine that no dividend or distribution shall be payable on Shares as to which the Member’s purchase order and/or payment have not been received by the time or times established by the Board of Directors under such program or procedure. Dividends and distributions on Shares may be made in cash or Shares or a combination thereof as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time for the election by each Member or other holder of Shares of the mode of the making of such dividend or distribution to that person. Any dividend or distribution paid in Shares will be paid at the Net Asset Value thereof. Notwithstanding anything in this Agreement to the contrary, the Directors may at any time declare and distribute a dividend of stock or other property pro rata among the Members or other holders of Shares at the date and time of record established for the payment of such dividends or distributions.

(b)	The Fund may always retain such amount as the Board of Directors may deem necessary to pay the debts or expenses of the Fund or to meet obligations of the Fund, or as the Board of Directors otherwise may deem desirable to use in the conduct of the Fund’s affairs or to retain for future requirements or extensions of the business.

(c)	Inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books, the above provisions shall be interpreted to give the Board of Directors the power in their discretion to distribute for any fiscal year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Fund to avoid or reduce liability for taxes.

SECTION 7.5 Power To Modify Foregoing Procedures

Notwithstanding any of the foregoing provisions of this Article 7, the Board of Directors may prescribe, in their absolute discretion except as may be required by the 1940 Act, such other bases and times for determining the per share asset value of the Fund’s Shares or net income, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Fund to comply with any provision of the 1940 Act, or other applicable laws or regulations, or any order of exemption issued by the U.S. Securities and Exchange Commission, all as in effect now or hereafter amended or modified.

SECTION 7.6 Dividend Reinvestment Plan

The Board of Directors may establish a dividend reinvestment plan for any class of Shares providing for the automatic reinvestment of cash dividends on the Shares of such class in additional shares of such class or of another class of Shares. Unless otherwise determined by the Board of Directors, all dividends on Shares of any class for which such a dividend reinvestment plan has been established shall automatically be reinvested in the Fund pursuant to such plan unless the holder of such Shares shall affirmatively elect, in such manner as specified by the Fund, not to participate in the dividend reinvestment plan.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 20 of 25
Limited Liability Company Agreement

ARTICLE 8—MISCELLANEOUS PROVISIONS

SECTION 8.1 Amendment of Limited Liability Company Agreement

(a)	Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board of Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of Members by such vote as is required by the 1940 Act.

(b)	The execution of an instrument setting forth the establishment and designation and the relative rights of any class of Shares in accordance with Section 3.1 hereof shall, without any authorization, consent or vote of the Members, effect an amendment of this Agreement.

(c)	Any amendment that would:

(i)	increase the obligation of a Member to make any additional investment in the Fund;

(ii)	result in the forfeiture of any portion of a Member’s Shares; or

(iii)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Directors) to tender its Shares for repurchase by the Fund. Any amendment required or permitted to be submitted to Members which, as the Managers determine, shall affect the Members of one or more classes shall be authorized by vote of the Members of each class affected and no vote of Members of a class not affected shall be required.

(d)	The power of the Board of Directors to amend this Agreement at any time without the consent of Members as set forth in paragraph (a) of this Section 8.1 shall specifically include the power to:

(i)	restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(ii)	amend this Agreement (other than with respect to the matters set forth in Section 8.1(c) hereof) to effect compliance with any applicable law or regulation; and

(iii)	as provided in Section 3.1(e).

(e)	The Board of Directors shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (i) of Section 8.1(c) hereof) to each Member, which notice shall set forth (1) the text of the amendment or (2) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

SECTION 8.2 Notices

Notices that may be or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, or if to the Board of Directors or the Management Services Provider, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Fund. Notices to the Fund shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex or telecopier. Notices to Members shall be deemed to have been provided when mailed to Members at their addresses as set forth in the books and records of the Fund. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means. Each Member agrees to notify the Fund (or its designated agent) of any change of address.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 21 of 25
Limited Liability Company Agreement

SECTION 8.3 Agreement Binding Upon Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

SECTION 8.4 Applicability of 1940 Act and Form N-2

The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

SECTION 8.5 Choice of Law; Arbitration

(a)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

(b)	Unless otherwise agreed in writing, each Member agrees to submit all controversies arising between Members or one or more Members and the Fund to arbitration in accordance with the provisions set forth below and understands that:

(i)	arbitration is final and binding on the parties;

(ii)	they are waiving their right to seek remedies in court, including the right to a jury trial;

(iii)	pre-arbitration discovery is generally more limited and different from court proceedings;

(iv)	the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(v)	the panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)	All controversies that may arise among Members and one or more Members and the Fund concerning this Agreement shall be determined by arbitration in New York City in accordance with the Federal Arbitration Act, to the fullest extent permitted by law. Any arbitration under this Agreement shall be determined before and in accordance with the rules then obtaining of either the New York Stock Exchange, Inc. (the “NYSE”) or the Financial Industry Regulatory Authority, Inc. (“FINRA”), as the Member or entity instituting the arbitration may elect. If the NYSE or FINRA does not accept the arbitration for consideration, the arbitration shall be submitted to, and determined in accordance with the rules then obtaining of, the Center for Public Resources, Inc. in New York City. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the Person or Persons against whom such award is rendered. Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 22 of 25
Limited Liability Company Agreement

(d)	No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any Person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Member is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

SECTION 8.6 Not for Benefit of Creditors

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Directors and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

SECTION 8.7 Consents

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

SECTION 8.8 Merger and Consolidation

(a)	The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation that has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

(b)	Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

SECTION 8.9 Pronouns

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require in the context thereof.

SECTION 8.10 Information

A Member may obtain from the Fund such information regarding the affairs of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Directors.

SECTION 8.11 Certification of Non-Foreign Status

Each Member or transferee of an Interest from a Member shall certify, upon admission to the Fund and at such other times thereafter as the Board of Directors may request, whether such Member is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member’s status. Any Member who shall fail to provide such certification when requested to do so by the Board of Directors may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 23 of 25
Limited Liability Company Agreement

SECTION 8.12 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

SECTION 8.13 Filing of Returns

The Board of Directors or its designated agent shall prepare and file, or cause the Administrator or accountants of the Fund to prepare and file, any required federal tax return and any required state and local income tax returns for each tax year of the Fund.

[Signature Page to Follow]

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 24 of 25
Limited Liability Company Agreement

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSE SET FORTH IN SECTION 8.5.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DIRECTORS:

Name: Alan Brott

Name: Henry S. Bienen

Name: Brian P. Gallagher

Name: Victor J. Raskin

Name: Thomas G. Yellin

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC	Page 25 of 25
Limited Liability Company Agreement